Exhibit 99.1

NEWS BULLETIN FROM: [FRB/WEBER SHANDWICK LOGO]	RE: [WORLDWIDE RESTAURANT CONCEPTS LOGO] 15301 Ventura Blvd., Bldg B, Suite 300 Sherman Oaks, CA 91403 (818) 662-9800 NYSE: SZ

FOR FURTHER INFORMATION:
AT THE COMPANY:		AT FRB¦WEBER SHANDWICK:
Keith Wall	Kim Forster	Linda Chien	Tricia Ross
Vice President and CFO	Vice President, Planning	General Information	Investor/Analyst Contact
(818) 662-9800	(818) 662-9800	(310) 407-6547	(310) 407-6540

FOR IMMEDIATE RELEASE

July 2, 2003

WORLDWIDE RESTAURANT CONCEPTS ANNOUNCES FIVE-UNIT AREA

DEVELOPMENT AGREEMENT AT SIZZLER USA

SHERMAN OAKS, Calif.—July 2, 2003—Worldwide Restaurant Concepts, Inc. (NYSE: SZ) announced that its Sizzler® division has signed a three-year, five-unit area development agreement with Witman’s Food LLC. The agreement covers the Las Vegas market and is Sizzler’s second area development agreement this year.

“A core component of Worldwide Restaurant Concepts’ growth strategy is the continued investment in the Sizzler brand. We’re executing this strategy through our branding efforts, investment in remodels and expansion of our franchise family,” said Charles Boppell, President and CEO of Worldwide Restaurant Concepts.

Ken Cole, President and CEO of Sizzler USA, commented, “We’re very pleased to be partnering with Witman’s Food. Their team has extensive restaurant management experience and shares our commitment to growing the Sizzler brand. As we announced earlier this year, we’re actively seeking to add new franchisees to the Sizzler family, and this agreement follows the ten-unit area development agreement for northern California that we announced in January.” As part of the agreement, Witman’s Food acquired two Las Vegas-area restaurants from the Company and is expected to open its third restaurant within the next year.

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc. operates, franchises or joint ventures 317 Sizzler® restaurants worldwide, 110 KFC® restaurants primarily located in Queensland, Australia, and 21 Pat & Oscar’s® restaurants. Additional information about the Company can be found at www.wrconcepts.com.

- more -

FRB|Weber Shandwick serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

Worldwide Restaurant Concepts, Inc.

To the extent that certain statements contained in this document may be deemed under federal securities laws to be forward-looking statements, Worldwide Restaurant Concepts intends that they be subject to the safe-harbor applicable to forward-looking statements under such laws.

# # #